Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Global Clean Energy Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 333-92446) of Global Clean Energy Holdings, Inc. of our report dated March 27, 2013, appearing in this Annual Report of Form 10-K of Global Clean Energy Holdings, Inc. for the year ended December 31, 2012.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
March 27, 2013